EXHIBIT 99.1

Press Release dated October 26, 2016, announcing that the Company retained the services of Aero Certification and Engineering LLC as a consultant to Company.

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AIRBORNE WIRELESS NETWORK HAS ENTERED INTO A CONTRACT WITH FAA CONSULTING FIRM AREO CERTIFICATION AND ENGINEERING LLC.

October 26, 2016

SIMI VALLEY, CALIFORNIA.

The company is pleased to announce that it has retained the services of Aero Certification and Engineering LLC, an FAA Designated Engineering Representative (“DER”) and Designated Airworthiness Representative (“DAR”) services company, led by seasoned DAR Kiko Brenneisen.

Under the direction of Airborne Wireless Networks’ lead DER C. Neal Monte, Aero Certification and Engineering LLC will provide certification assistance to the company.

The FAA delegates certain functions with respect to airworthiness and certification to FAA certified designees. FAA designee functions include, but are not limited to, review and approval of design engineering drawings, documentation, examination of system components, review and approval of conformity testing procedures, environmental qualification, component quality testing, as well as the inspecting of individual aircraft and system installations to ensure safe flight operations.

Designees are responsible for the processing of all official documentation on behalf of the company, ensuring all documents, system components, and aircraft conform to the FAA approved type design for the aircraft.

Airborne Wireless Network views the retaining of Aero Certification and Engineering LLC as an important step in assembling its FAA representative team, as the company advances towards its initial FAA certification.

Airborne Wireless Network
www.airbornewirelessnetwork.com
info@airbornewirelessnetwork.com
805-583-4302

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward looking statements.

Risks and uncertainties include, but are not limited to, availability of capital, general industry conditions and competition; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; challenges in new product development; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

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